PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED MAY 22, 2000                      REGISTRATION NO. 333-36112

                                  $345,000,000

                          TRIQUINT SEMICONDUCTOR, INC.
                   4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                           AND SHARES OF COMMON STOCK

         This prospectus supplement relates to the resale by the selling securityholders of 4% convertible subordinated notes due 2007 of TriQuint Semiconductor, Inc. and the shares of common stock, par value of $0.001 per share, of TriQuint Semiconductor, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated May 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES                          NUMBER OF SHARES
                                                         BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                       OWNED THAT MAY           NOTES           THAT MAY BE        COMMON STOCK
NAME                                                       BE SOLD           OUTSTANDING          SOLD(1)         OUTSTANDING(2)
---------------------------------------------------   ------------------   --------------    -----------------   --------------
Tribeca Investments LLC............................       $32,595,000            9.4%             240,376              *
    399 Park Avenue, 7th Floor
    New York, NY  10043

KBC Financial Products(3)..........................         6,000,000            1.7               44,248              *
    120 West 45th Street, 25th Floor
    New York, NY  10036

Granville Capital Corporation......................         5,500,000            1.6               40,560              *
    c/o Curacao Corporation Company N.V.
    Kaya Plamboyan 9
    Willemstad, Curacao
    Netherlands Antilles

Bankers Trust Company, Trustee for Daimler Chrysler
   Corporation EMP #1 Pension Plan DTD 4/1/89......         3,898,000            1.1               28,746              *
    c/o Palisade Capital Management, L.L.C.
    1 Bridge Plaza, Suite 695
    Fort Lee, NJ  07024

Lehman Brothers Inc................................         3,850,000            1.1               28,392              *
    200 Vesey Street, 6th Floor
    New York, NY  10285

CIBC World Markets Corp.(4).........................        3,700,000            1.1               27,286              *
    One World Financial Center
    200 Liberty Street
    New York, NY  10281

BP Amoco Plc. Master Trust.........................         3,440,000            1.0               25,369              *
    c/o SSI Investment Management Inc.
    357 North Canon Drive
    Beverly Hills, CA  90210

EQAT Alliance Growth & Income Account..............         2,700,000            *                 19,912              *
    c/o Alliance Capital Management
    1345 Avenue of the Americas, 40th Floor
    New York, NY  10105

Credit Suisse First Boston Corporation.............         2,500,000            *                 18,437              *
    5 World Trade Center
    New York, NY  10048
    Attn:  Reorg. Department

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES                          NUMBER OF SHARES
                                                         BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                        OWNED THAT MAY         NOTES           THAT MAY BE        COMMON STOCK
NAME                                                       BE SOLD          OUTSTANDING          SOLD(1)         OUTSTANDING(2)
---------------------------------------------------   ------------------   --------------    -----------------   --------------
State Street Bank, Custodian for GE Pension Trust..        $1,925,000            *                 14,196              *
    c/o Palisade Capital Management, L.L.C.
    1 Bridge Plaza, Suite 695
    Fort Lee, NJ  07024

Equitable Life Assurance Separate Account
   - Convertibles..................................         1,630,000            *                 12,021              *
    c/o Alliance Capital Management
    1345 Avenue of the Americas, 40th Floor
    New York, NY  10105

Nomura Securities International Inc................         1,500,000            *                 11,062              *
    2 World Financial Center, Bldg. B
    New York, NY  10281

Deephaven Domestic Convertible Trading Ltd.........         1,500,000            *                 11,062              *
    130 Cheshire Lane, Suite 102
    Minnetonka, MN  55305

EQAT Alliance Growth Investors.....................         1,470,000            *                 10,841              *
    c/o Alliance Capital Management
    1345 Avenue of the Americas, 40th Floor
    New York, NY  10105

SG Cowen Securities Corp.(4)(5).....................        1,275,000            *                  9,403              *
    Financial Square, 25th Floor
    New York, NY  10017

The Estate of James Campbell.......................         1,084,000            *                  7,994              *
    c/o SSI Investment Management Inc.
    357 North Canon Drive
    Beverly Hills, CA  90210

Jefferies & Co.(3).................................         1,000,000            *                  7,375              *
    Harborside Financial Center
    Suite 705, Plaza III
    Jersey City, NJ  07303

The Class 1 C Company Ltd..........................         1,000,000            *                  7,375              *
    c/o PRS International (Cayman) Ltd.
    701 Brickell Avenue, Suite 850
    Miami, FL  33131

Memphis Light, Gas & Water Retirement Fund.........           890,000            *                  6,563              *
    c/o Alliance Capital Management
    1345 Avenue of the Americas, 40th Floor
    New York, NY  10105

Penn Treaty Network America Insurance Company......           320,000            *                  2,360              *
    c/o Palisade Capital Management, L.L.C.
    1 Bridge Plaza, Suite 695
    Fort Lee, NJ  07024

Franklin and Marshall College......................           267,000            *                  1,969              *
    c/o Palisade Capital Management, L.L.C.
    1 Bridge Plaza, Suite 695
    Fort Lee, NJ  07024

The Frist Foundation...............................           260,000            *                  1,917              *
    c/o Alliance Capital Management
    1345 Avenue of the Americas, 40th Floor
    New York, NY  10105

ITU, Inc...........................................           226,000            *                  1,667              *
    c/o SSI Investment Management Inc.
    357 North Canon Drive
    Beverly Hills, CA  90210

Equitable Life Assurance Separate Account
   - Balanced......................................           140,000            *                  1,032              *
    c/o Alliance Capital Management
    1345 Avenue of the Americas, 40th Floor
    New York, NY  10105


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

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES                          NUMBER OF SHARES
                                                         BENEFICIALLY      PERCENTAGE OF     OF COMMON STOCK     PERCENTAGE OF
                                                      OWNED THAT MAY BE        NOTES           THAT MAY BE        COMMON STOCK
NAME                                                         SOLD           OUTSTANDING          SOLD(1)         OUTSTANDING(2)
---------------------------------------------------   ------------------   --------------    -----------------   --------------
David Lipscomb University General Endowment........           $70,000            *                    516              *
    c/o Alliance Capital Management
    1345 Avenue of the Americas, 40th Floor
    New York, NY  10105

---------------------------
*    Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $135.60 per share; such conversion price is subject to adjustment as described under "Description of Notes--Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 38,387,139 shares of common stock outstanding as of April 3, 2000, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

(3) This supplement amends the prior information contained in the prospectus supplement dated June 8, 2000 concerning beneficial ownership of the selling securityholder.

(4) Each of SG Cowen Securities Corp. and CIBC World Markets Corp. has acted as underwriter for an issuance of our securities within the past three years.

(5) The amounts presented herein are in addition to those reported by the selling securityholder in the prospectus dated May 22, 2000.

                           -------------------------

         INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

           THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
              REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE
             SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL
                     OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

            The date of this Prospectus Supplement is June 16, 2000.




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